EXHIBIT 10.1
United States Lime & Minerals, Inc.
Schedule of Non-Employee Director Compensation
Effective October 1, 2005, compensation for Company directors who are not also employees will be:

Annual Retainer	$15,000
Daily Meeting Fee	1,000
Telephonic Meeting Fee	500

Additional Annual Retainers:
Audit Committee Chairman	12,000
Compensation Committee Chairman	5,000
Non-employee directors also will continue to be granted 2,000 ten-year stock options annually, on the date of election or reelection, under the Company’s 2001 Long-Term Incentive Plan. The stock options will be granted with an exercise price equal to the market price of the Company’s stock on the date of grant and will be exercisable immediately.